CONTRACT SCHEDULE ADDENDUM


OWNER:            [John Doe]     CONTRACT NUMBER:          [??687456]

JOINT OWNER:      [Jane Doe]     ISSUE DATE:               [01/15/06]

ANNUITANT:        [John Doe]     INCOME DATE:              [04/15/13]


MORTALITY AND EXPENSE RISK CHARGE: You have chosen to terminate the PRIME Plus Benefit and the Mortality and Expense Risk Charge will decrease by [0.70%] on an annualized basis on the Rider Termination Date.

[RIDER TERMINATION DATE: MM/DD/YYYY]

RIDERS TERMINATED:

[PRIME Plus Benefit Rider]
[Asset Allocation Rider]

SERVICE CENTER:

         [ALLIANZ] SERVICE CENTER
         [PO Box 1122  Southeastern,  PA  19398-1122
         800-624-0197]

S40735-D